                                          MEDIMMUNE REPORTS RECORD REVENUES AND NET EARNINGS
                                                        FOR FIRST QUARTER 2003

First Quarter 2003 Highlights
-        Total revenues increased 32 percent to $436 million
-        Worldwide Synagis(R)(palivizumab) sales increased 34 percent to $392 million
-        Ethyol(R)(amifostine) sales grew 49 percent to $27 million
-        Adjusted net earnings increased 58 percent to $113 million ($0.44 per diluted share); GAAP earnings increased to $110 million ($0.43 per diluted share)
-        FluMist(TM)continues on track for FDA approval and launch for 2003 influenza season

GAITHERSBURG,  MD, April 24, 2003 - MedImmune, Inc. (Nasdaq: MEDI) today announced that total revenues for the first quarter of 2003 grew 32 percent over the 2002 first  quarter to $436  million,  driven  primarily by strong sales of Synagis,  MedImmune's  flagship product.  Sales of Synagis grew 34 percent in the 2003 first quarter to $392 million from $293 million in the first quarter of 2002.
Sales of Ethyol, the company's first oncology product,  grew 49 percent to $27 million in the 2003 first quarter from $18 million in the 2002 first quarter.

"MedImmune is off to an excellent start in 2003 with record revenues and net earnings, the strongest financial position we have ever enjoyed,  the deepest R&D pipeline in the history of the company,  and the anticipated approval and launch of FluMist later this year," commented David M. Mott, chief executive officer.  "Our sales and marketing teams delivered  outstanding  results for Synagis and Ethyol for the first quarter. Our product development and regulatory teams are progressing toward approval of FluMist,  which we continue to  anticipate  in the second  quarter of 2003.  Encouraging  preliminary  data for our human  papillomavirus  vaccine were presented  on April 14th at a  scientific  meeting in Paris and we expect this  vaccine to enter Phase 3 clinical  trials later this year. Finally, we continue to make excellent progress in clinical and preclinical testing of a number of new product candidates."

For the first quarter of 2003,  MedImmune reported net earnings of $110 million, or $0.43 per diluted share,  computed in accordance with generally accepted accounting  principles (GAAP). For the first quarter of 2002, MedImmune reported a GAAP loss of $1.1 billion or $4.54 per share.  The 2002 loss reflects the impact of a $1.2 billion  charge for acquired  in-process  research and  development associated with the acquisition of MedImmune Vaccines, Inc. (formerly known as Aviron) in January 2002.

Adjusted Results
MedImmune also announced  "adjusted"  results today,  which exclude  certain  amounts  associated  with the acquisition of MedImmune
Vaccines. MedImmune computes adjusted earnings in both years by adding back amounts that are related to the acquisition of MedImmune
Vaccines.  In 2003, these amounts included:  amortization of intangible assets;  compensation expense associated with the assumption and vesting of unvested stock options,  retention and severance  payments;  and amortization of premium on convertible  subordinated notes.  In 2002,  the adjusted  amounts also included the acquired  in-process  research and  development  charge in addition to the amounts for the items previously listed. MedImmune believes the adjusted results are more indicative of the underlying trends in the operations of the business,  and will continue to provide adjusted results in addition to reporting  earnings computed in accordance with GAAP. The accompanying  schedules present the  reconciliation  from GAAP results to adjusted results,  with additional  details included in the notes to those schedules.

First Quarter Adjusted Earnings
For the 2003 first quarter,  MedImmune's  adjusted net earnings increased 58 percent over the 2002 first quarter to $113 million, or
$0.44 per diluted share.

Gross margins on product sales for the 2003 first quarter were 76 percent  compared to 75 percent in the 2002 first quarter,  due to higher margins, particularly for Synagis, which are largely a result of lower sales allowances that increased net product sales.

Research and development  (R&D)  expenses  decreased to $30 million in the 2003 first quarter from $41 million in the 2002 first quarter. The decrease was due largely to the timing of certain clinical studies.

Selling,  general and  administrative  (SG&A) costs in the 2003 first quarter  increased to $116 million from $92 million in the comparable 2002 period,  due primarily to increased  co-promotion  expenses for Synagis associated with the product's domestic sales growth. This increase was partially offset by lower administrative spending.

Other  operating  expenses in the 2003  quarter were $18 million  compared to $14 million in the 2002 quarter due to  pre-production expenses for FluMist.

MedImmune  estimates its effective tax rate to be 37 percent for 2003, compared to the 36 percent used in the first quarter of 2002.
The increase is largely due to the amount of credits available for research and development activities.

Cash and marketable securities at March 31, 2003 were $1.6 billion, up from $1.4 billion at December 31, 2002, primarily due to cash flow from the company's ongoing business operations.

Looking Ahead in 2003
MedImmune is  providing  both GAAP and adjusted  guidance,  as well as a  reconciliation  between the two, as a  convenience  to its investors.  As previously  described in this press release,  MedImmune's 2003 adjusted guidance excludes certain amounts  associated with the  acquisition  of  Aviron.  To  reconcile  MedImmune's  adjusted  guidance  to its GAAP  guidance  for 2003,  the  following acquisition-related expenses should be excluded from the GAAP guidance:  approximately $5 million in cost of sales; approximately $2 million in R&D;  approximately $9 million in SG&A;  and approximately $4 million in other operating  expenses.  In addition, approximately $2 million of net interest income should be excluded from the GAAP guidance to reconcile to the adjusted guidance. The guidance and objectives  provided below are projections  and are based upon numerous  assumptions,  many of which  MedImmune  cannot control and that may not develop as MedImmune  expects.  Consequently,  actual results may differ  materially  from the guidance and objectives described in this release. Please refer to the Disclosure Notice below.

Guidance for the Year Ending December 31, 2003
MedImmune has increased its total revenue and product sales  guidance for 2003 by $30 million as it now expects  Synagis  revenue to grow from 20 percent to 24 percent  over 2002,  rather than its  previous  guidance of 16 percent to 20  percent.  The company  also increased its R&D guidance by $10 million,  due to a larger number of expected clinical studies, and increased SG&A guidance by one percentage point due primarily to increases in sales and marketing costs for Synagis.

     Revenue Guidance for 2003
-        Total revenues: $1.08 billion to $1.13 billion (27% to 33% growth over 2002)
-        Product sales: 24% to 28% over 2002
-        Synagis revenues: 20% to 24% over 2002
-        Ethyol revenues: 20% to 25% over 2002
-        Total FluMist revenue (product sales and other revenues from milestones and royalties): $120 million to $140 million

     GAAP Guidance for 2003
-        Earnings per diluted share: $0.84 to $0.89 (compared to a loss of $4.40 per share for 2002)
-        Gross margins: approximately 71% of product sales
-        R&D: $152 million to $157 million
-        SG&A: 34% to 35% of product sales
-        Other operating expenses: $21 million to $24 million
-        Tax rate: approximately 37%

     Adjusted  Guidance for 2003
-        Earnings per diluted share: $0.88 to $0.93 (110% to 121% growth over 2002)
-        Gross margins: approximately 71% of product sales
-        R&D: $150 million to $155 million
-        SG&A: 33% to 34% of product sales
-        Other operating expenses: $17 million to $20 million
-        Tax rate: approximately 37%

Guidance for the quarter ending June 30, 2003
For the first time,  MedImmune is providing the following  guidance for the second quarter of 2003. The difference  between the GAAP and adjusted guidance is approximately $5 million of net expenses associated with the acquisition of Aviron.

-        Earnings per diluted share:
-        Adjusted: $0.00 to $0.02
-        GAAP: $(0.01) to $0.01
-        Total revenues: $95 million to $105 million

Conference Call & Webcast
MedImmune is offering a live webcast of a discussion by MedImmune management of its earnings and other business results on Thursday,
April 24,  2003 at 8:00 a.m.  Eastern  Time.  The live  webcast  may be accessed in the  investor  section of  MedImmune's  website,
www.medimmune.com.  A replay of the webcast will also be available via our website until May 1, 2003. An audio replay of the webcast will be available  beginning at 11:00 a.m. Eastern Time on April 24, 2003 until midnight May 1, 2003 by calling (888) 286-8010.  The pass code for the audio replay is 4847799.

About MedImmune
MedImmune is a leading  biotechnology  company focused on researching,  developing and commercializing  products to prevent or treat infectious disease,  autoimmune disease and cancer.  MedImmune actively markets three products,  Synagis(R)(palivizumab),  Ethyol(R)
(amifostine) and  CytoGam(R)(cytomegalovirus  immune globulin intravenous (human)), and has additional products in clinical testing.
MedImmune  employs  approximately  1,600 people,  is  headquartered  in  Gaithersburg,  Maryland,  and has additional  operations in
Frederick, Maryland, as well as Pennsylvania, California, the United Kingdom and the Netherlands. For more information on MedImmune, visit the company's website at www.medimmune.com.

Synagis(R)is  marketed for the  prevention of serious lower  respiratory  tract disease  caused by  respiratory  syncytial  virus in pediatric  patients at high risk of RSV disease,  which is prominent in the Northern  Hemisphere  from October through May (see full prescribing  information at www.medimmune.com).  Ethyol(R)is marketed for the reduction of both cumulative renal toxicity associated with repeated  administration  of cisplatin in patients with advanced  ovarian  cancer or non-small cell lung cancer and moderate to severe  xerostomia in patients  undergoing  post-operative  radiation  treatment for head and neck cancer,  where the radiation port includes a substantial portion of the parotid (see full prescribing information at www.medimmune.com). CytoGam(R)is marketed for the prophylaxis against  cytomegalovirus  disease associated with transplantation of kidney, lung, liver,  pancreas, and heart (see full prescribing information at www.medimmune.com).  FluMist(TM)is MedImmune's intranasal influenza vaccine currently under review by the
U.S. Food and Drug Administration.

DISCLOSURE  NOTICE:  The  information  contained in this document is as of April 24, 2003 and will not be updated as a result of new information or future events. This document contains  forward-looking  statements regarding MedImmune's future financial performance and business prospects. Those statements involve substantial risks and uncertainties.  You can identify those statements by the fact that they  contain  words such as  "anticipate,"  "believe,"  "estimate,"  "expect,"  "intend,"  "project" or other terms of similar meaning. Those statements reflect management's current beliefs and are based on numerous assumptions, which MedImmune cannot control and which may not develop as MedImmune  expects.  Consequently,  actual results may differ  materially  from those  projected in the forward - looking  statements.  Among the factors that could cause actual results to differ  materially are: seasonal demand for and continued supply of our principal product,  Synagis;  whether FluMist receives clearance by the Food and Drug Administration and, if it does,  whether it will be  successfully  launched at a  favorable  price;  availability  of  competitive  products in the market;
availability  of  third-party  reimbursement  for the cost of our products;  effectiveness  and safety of our products;  exposure to product  liability,  intellectual  property or other types of litigation;  foreign currency exchange rate  fluctuations;  changes in generally accepted accounting principles;  growth in costs and expenses; the impact of acquisitions,  divestitures and other unusual items;  and the risks,  uncertainties  and other  matters  discussed in  MedImmune's  Annual  Report on Form 10-K for the year ended
December  31,  2002 and in its  periodic  reports on Forms  10-Q and 8-K filed with the U.S.  Securities  and  Exchange  Commission.
MedImmune cautions that RSV disease occurs primarily during the winter months; MedImmune believes its operating results will reflect that seasonality for the foreseeable future.  MedImmune is also developing several products (including FluMist) for potential future marketing. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received,  such products would ultimately achieve commercial success. This press release  contains  certain  financial  measures that are adjusted to exclude  amounts  required by GAAP, and includes the most directly  comparable GAAP measure for each adjusted measure,  as well as a reconciliation  between the GAAP results and the adjusted results.  This press release can be found on MedImmune's  website at  http://www.medimmune.com  in the box marked "News" or with the archived press releases on the Investor Summary page.

                                                           - Tables Follow -

MedImmune, Inc.
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)
                                                         Three Months Ended March 31,
                                                         2003                     2002
                                                         ----                     ----
 Revenues:
     Product sales                                 $   432,435               $   320,668
     Other revenue                                       3,511                     8,965
                                                   -----------               -----------
                                                       435,946                   329,633
                                                   -----------               -----------
Costs and expenses:
     Cost of sales                                     102,831                    79,877
     Research and development                           30,664                    44,069
     Selling, general and administrative               118,086                    95,640
     Other operating expenses                           21,456                    21,841
     Acquired in-process research and development            -                 1,179,321
                                                   -----------               -----------
                                                       273,037                 1,420,748
                                                   -----------               -----------

Interest income, net                                    11,191                     9,172
Loss on investment activities                             (257)                        -
                                                   -----------               -----------

Earnings (loss) before income taxes                    173,843                (1,081,943)
Provision for income taxes                              64,322                    34,915
                                                   -----------               -----------
     Net earnings (loss)                           $   109,521               $(1,116,858)
                                                   ===========               ===========

Basic earnings (loss) per share:                   $      0.44               $     (4.54)
                                                   ===========               ===========

Shares used in computing
              basic earnings (loss) per share          251,499                   245,821
                                                   ===========               ===========
Diluted earnings (loss) per share                  $      0.43               $     (4.54)
                                                   ===========               ===========
Shares used in computing
              diluted earnings (loss) per share        256,514                   245,821
                                                   ===========               ===========

MedImmune, Inc.
Adjusted Consolidated Statement of Operations  (Unaudited)
(in thousands, except per share data)

                                      Three Months Ended March 31, 2003               Three Months Ended March 31, 2002
                                                   Acquisition-                                   Acquisition-
                                                   related                                        related
                                    Historical(1)  Adjustments(2)     Adjusted     Historical(1)  Adjustments(2)        Adjusted
                                   -------------   -------------      ---------    ------------   -------------         --------
Revenues:
   Product sales                    $   432,435    $         -       $   432,435    $   320,668    $         -        $   320,668
   Other revenue                          3,511              -             3,511          8,965              -              8,965
                                    -----------    -----------       -----------    -----------    -----------        -----------
                                        435,946              -           435,946        329,633              -            329,633
                                    -----------    -----------       -----------    -----------    -----------        -----------
 Costs and expenses:
   Cost of  sales                       102,831              -           102,831         79,877              -             79,877
   Research and development              30,664           (898)  (3)      29,766         44,069         (3,286) (7)        40,783
   Selling, general and administrative  118,086         (2,150)  (4)     115,936         95,640         (3,296) (8)        92,344
   Other operating expenses              21,456         (3,164)  (5)      18,292         21,841         (7,570) (9)        14,271
   Acquired in-process
       research and development               -              -                 -      1,179,321     (1,179,321)(10)             -
                                    -----------    -----------       -----------    -----------    -----------        -----------
                                        273,037         (6,212)          266,825      1,420,748     (1,193,473)           227,275
                                    -----------    -----------       -----------    -----------    -----------        -----------

 Interest income, net                    11,191           (466)  (6)      10,725          9,172              -              9,172
 Loss on investment activities             (257)             -              (257)             -              -                  -
                                    -----------    -----------       -----------    -----------    -----------        -----------

Earnings (loss) before income taxes     173,843          5,746           179,589     (1,081,943)     1,193,473            111,530
Provision for income taxes               64,322          2,126            66,448         34,915          5,073             39,988
                                    -----------    -----------       -----------    -----------    -----------        -----------
Net earnings (loss)                 $   109,521    $     3,620       $   113,141    $(1,116,858)   $ 1,188,400        $    71,542
                                    ===========    ===========       ===========    ===========    ===========        ===========

Basic earnings (loss) per share     $      0.44    $      0.01       $      0.45    $     (4.54)   $      4.83        $      0.29
                                    ===========    ===========       ===========    ===========    ===========        ===========
Shares used in computing
   basic earnings (loss) per share      251,499                          251,499        245,821                           245,821
                                    ===========                      ===========    ===========                       ===========

Diluted earnings (loss) per share   $      0.43    $      0.01       $      0.44    $     (4.54)   $      4.82        $      0.28
                                    ===========    ===========       ===========    ===========    ===========        ===========

Shares used in computing
   diluted earnings (loss) per share    256,514                          256,514        245,821                           253,714
                                    ===========                      ===========    ===========                       ===========

(1)      Historical results were prepared in accordance with accounting principles generally accepted in the United States of
         America and include the results of operations for MedImmune Vaccines, Inc., as of January 10, 2002.
(2)      Acquisition-related adjustments are the amounts listed in notes (3) through (10) that are related to the company's acquisition of MedImmune Vaccines, Inc.
(3)      Consists of $0.5 million, principally for stock compensation expense for unvested stock options assumed in conjunction with the merger transaction, $0.2 million for retention payments, and $0.2 million for stock compensation expense for acceleration of stock options in connection with a retention plan.
(4)      Consists of $2.0 million, principally for amortization of intangible assets and stock compensation expense for unvested stock options assumed in conjunction with the merger transaction, and $0.1 million for retention payments.
(5)      Consists of $2.7 million, principally for amortization of intangible assets and stock compensation expense for unvested stock options assumed in conjunction with the merger transaction, $0.2 million for retention payments, and $0.2 million for stock compensation expense for acceleration of stock options in connection with a retention plan.
(6)      Consists of the amortization of premium on MedImmune Vaccines' Convertible Subordinated Notes.
(7)      Consists of $1.5 million, principally for stock compensation expense for unvested stock options assumed in conjunction with the merger transaction, and $1.8 million relating to retention payments and stock compensation expense for acceleration of stock options for certain executives of the acquired entity.
(8)      Consists of $2.5 million, principally for amortization of intangible assets and stock compensation expense for unvested stock options assumed in conjunction with the merger transaction, and $0.8 million relating to retention payments and stock compensation expense for acceleration of stock options for certain executives of the acquired entity.
(9)      Consists of $3.5 million, principally for amortization of intangible assets and stock compensation expense for unvested stock options assumed in conjunction with the merger transaction, and $4.0 million relating to retention payments and stock compensation expense for acceleration of stock options for certain executives of the acquired entity
(10)     Represents the fair value of purchased in-process technology, primarily related to MedImmune Vaccines' lead product candidate, FluMist, which has not been approved by the FDA.

MedImmune, Inc.
Condensed Consolidated Balance Sheets (1)
(in thousands)

                                                       March 31,             December 31,
                                                           2003                     2002
                                                    -----------              -----------
                                                    (unaudited)
Assets:
     Cash and marketable securities                $ 1,633,536               $ 1,423,056
     Trade and contract receivables, net               147,767                   124,172
     Inventory, net                                     53,412                    59,963
     Deferred taxes, net                               183,997                   247,773
     Property and equipment, net                       198,863                   183,992
     Goodwill and intangible assets, net               125,085                   129,245
     Other assets                                       19,760                    20,088
                                                   -----------               -----------
                                                   $ 2,362,420               $ 2,188,289
                                                   ===========               ===========

Liabilities and shareholders' equity:
     Accounts payable                              $    13,750               $    19,773
     Accrued expenses                                  286,052                   231,407
     Other liabilities                                  41,593                    41,519
     Long term debt                                    217,691                   218,356
     Shareholders' equity                            1,803,334                 1,677,234
                                                   -----------               -----------
                                                   $ 2,362,420               $ 2,188,289
                                                   ===========               ===========
Common shares outstanding                              251,813                   251,262
                                                   ===========               ===========

Note:
(1) Certain prior year amounts have been reclassified to conform to the current presentation.